Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207758 on Form S-8 of our report dated February 25, 2016, relating to the consolidated and combined financial statements and financial statement schedule of Exterran Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated and combined financial statements of Exterran Corporation from the historical accounting records maintained by Archrock, Inc. and its subsidiaries), appearing in the Annual Report on Form 10-K of Exterran Corporation and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2016